Exhibit 10.19

AIRSPAN NETWORKS INC
777 Yamato Road, Suite 310
Boca Raton, FL 33431
Tel: (561) 893-8870
Fax: (561) 893-8671
http://www.airspan.com

Private and Confidential

October 7, 2009

Eric Stonestrom
Airspan Networks Inc
777 Yamato Road, Suite 310
Boca Raton, Florida 33431

Re:	Addendum to Your Current Terms and Conditions of Employment

Dear Eric:

Whereas;

1.	Your current base salary is US$380,000 per year,
2.	You are based in Boca Raton, Florida,
3.	You are eligible to participate in the Company’s Bonus Plan as approved by the Company’s Compensation Committee at a level of 60% of base salary, and
4.	You are entitled to benefits consisting of:
a.	Vacation of 20 days per annum,
b.	Non contributory healthcare (Dental and Medical) for yourself and your family,
c.	401K quarterly company match in Airspan common stock, and
d.	Life insurance cover for 2 times annual salary.

Whereas, the Company wishes to clarify and formalize provisions related to a sale of the Company and the termination of your employment from the Company,

Whereas, this Agreement supersedes and replaces that prior letter agreement between you and the Company dated May 8, 2009 (the “Prior Letter Agreement”).

Therefore;

a)	Base Salary. Effective with the payroll date next following November 1, 2009, your base salary shall be reduced by 15% (i.e., determined at an annualized rate of US$323,000). Your base salary shall be paid, reviewed and adjusted in accordance with the Company’s normal procedures and policies, as such procedures and policies may be modified from time to time.

b)	Severance. If the Company terminates your employment other than for “Cause” or if you terminate your employment with “Good Reason”, you will be entitled to a separation payment, to be paid over a twelve month period following such termination, equal to 12 months of your base salary as of the date or your termination. In addition, should you elect to enroll in COBRA coverage the company will cover the cost of this election for up to 12 months.

“Cause” means (a) your material breach of this agreement or any other agreement between the Company and you which has not been cured within a reasonable period after you shall have received notice of such breach from the Company, (b) your failure to follow the direction of the board of directors, which directions are in compliance with all applicable laws, and that you have not cured such failure within a reasonable period after you shall have received notices of such breach from the Company, (c) your conviction of a crime involving fraud or theft or that constitutes a felony, (d) your engagement in serious willful misconduct that is materially injurious to the Company, or (e) your willful failure to perform the duties and responsibilities of your position.

“Good Reason” means (a) a material diminution of your duties, authority or responsibilities, (b) your removal from the position of President and Chief Executive Officer of the Company, (c) a material reduction of your annual base salary (other than the 15% reduction in (a) above that becomes effective November 1, 2009)) or a material reduction of your Change of Control bonus opportunity, (d) you are required to relocate more than fifty (50) miles from the Boca Raton, Florida offices of the Company, or (e) a breach by the Company of any material term of this agreement or any other agreement between the Company and you which has not been cured within a reasonable period after you shall have given the Company notice of such breach.

c)	Severance Following Change of Control. If there is a “Change of Control” of the Company, and within one year after the effective date thereof either the Company terminates your employment other than for Cause, or you voluntarily terminate your employment with Good Reason, then in lieu of the benefits described in paragraph (b) above, you will be entitled to a lump sum severance payment, paid on the 60th day following termination, equal to 12 months of your base salary (determined as of your termination date or the date of the Change of Control, whichever produces the greater amount). In addition, should you elect to enroll in COBRA coverage, the Company will cover the cost of this election for up to 12 months.

“Change of Control” shall have the same meaning as provided under the Company’s Management Change of Control Incentive Plan (the “MIP”).

d)	Release. Your rights to any severance payments described in (b) or (c) above, are expressly conditioned on you delivering to the Company (and not validly revoking) an executed release of claims in favor of the Company substantially in the form attached hereto as Exhibit A.

e)	Stock Options. If the Company terminates your employment for Cause, or if you voluntarily terminate your employment without Good Reason, then any options granted to you under the Company’s 2009 Omnibus Stock Option Plan, or any other equity plan of the Company, that have not vested on or prior to the date of termination will expire.

f)	Change of Control Bonus. You shall be eligible to participate in the Company’s Management Change of Control Incentive Plan (the “MIP”) pursuant to the terms and conditions of such plan, as the same shall be amended from time to time. If prior to a Change of Control you resign for Good Reason or are terminated other than for Cause, then if a Change of Control subsequently occurs within one year following such resignation or termination, you shall be entitled to receive a payment equal to the amount that you would have received had you had remained in employment with the Company through the date of the Change of Control and continued to participate in the MIP based on your highest previously authorized percentage allocation. Such payment shall be made in the same manner as payments are to be made under the MIP.

g)	280G Parachute Payments. Anything in this offer to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment by the Company to or for your benefit, whether paid or payable pursuant to the terms of this offer or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (a “Payment”), would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code (or any successor provision thereto) by reason of being contingent on a change in ownership or control of the Company, within the meaning of section 280G of the Internal Revenue Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then if a reduction in the amount of payments under this offer sufficient to avoid the excise tax would result in an increase in the total amount of all Payments, net of all applicable taxes, then and only then, the payments hereunder shall be reduced to the amount that, when considered with all Payments taken into account under section 280G is One Dollar ($1.00) less than the smallest sum that would subject you to the excise tax.

h)	409A. Anything in this offer to the contrary notwithstanding, to the extent that any payments or benefits to be provided to you under this offer would be considered deferred compensation under section 409A of the Internal Revenue Code, the provisions of offer pertaining thereto shall be construed and administered to comply with section 409A. If on the date of your “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), the Company’s stock is publicly traded on an established securities market, and if you are a “specified employee” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then any severance payable under (a) or (b) shall be paid upon the first day of the seventh month of your separation if necessary to comply with section 409A.

This Agreement shall be governed by New York law.

This Agreement shall not be effective until the closing of transactions contemplated by the Preferred Stock Purchase Agreement, dated as of September 1, 2009, by and between the Company and Oak Investment Partners XI, Limited Partnership, a Delaware Limited Partnership. If such transactions are not consummated on or prior to December 31, 2009, then this Agreement shall be void ab initio, and the Prior Letter Agreement shall remain in full force and effect.

If you are in agreement with the terms or this agreement, please acknowledge by signing below.

Signed for Airspan Networks Inc.

/s/ Debbie Simon
Debbie Simon
Director, Human Resources

By signing below, you acknowledge that the benefits and compensation described herein supersede and replace any and all other benefits and compensation to which you might have been entitled pursuant to the Prior Letter Agreement.

Signed:	/s/ Eric Stonestrom	Date:	Oct. 6, 2009
Eric Stonestrom

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